EXHBIT 2.1

Execution Version

ASSET PURCHASE AGREEMENT by and among WIDEPOINT CORPORATION and its wholly-owned subsidiary, WYY FLORIDA SUB, INC. and IT AUTHORITIES, INC. and ITS SHAREHOLDERS Dated October 1, 2021

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	2.27	Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.	36
	2.28	Relationships with Related Persons	37
	2.29	Brokers or Finders	38
	2.30	Private Placement; Risk of Loss of Investment	38
	2.31	Solvency	39
	2.32	Disclosure.	39

3.	Representations and Warranties of Buyer		39
	3.1	Organization and Good Standing	39
	3.2	Authority; No Conflict	39
	3.3	Certain Proceedings	40
	3.4	Brokers or Finders	40

4.	Additional Covenants		40
	4.1	Employees and Employee Benefits.	40
	4.2	Payment of all Taxes Resulting from Sale of Assets by Seller	42
	4.3	Payment of Other Retained Liabilities	42
	4.4	Restrictions on Seller Dissolution and Distributions	42
	4.5	Reports and Returns	42
	4.6	Assistance in Proceedings	42
	4.7	Noncompetition, Nonsolicitation and Nondisparagement.	43
	4.8	Customer and Other Business Relationships	44
	4.9	Retention of and Access to Records	44
	4.10	Change of Seller’s Name	44
	4.11	Further Assurances	44

5.	Indemnification; Remedies		44
	5.1	Survival	44
	5.2	Indemnification and Reimbursement by Seller and Shareholders	45
	5.3	Indemnification and Reimbursement by Seller—Environmental Matters	45
	5.4	Indemnification and Reimbursement by Buyer	46
	5.5	Limitations on Amount – Seller and Shareholders	47
	5.6	Limitations on Amount – Buyer	47
	5.7	Time Limitations.	47
	5.8	Right of Setoff; Escrow	48
	5.9	Third Party Claims.	48
	5.10	Other Claims	49
	5.11	Indemnification in Case of Strict Liability or Indemnitee Negligence	49

6.	General Provisions		50
	6.1	Expenses	50
	6.2	Public Announcements	50
	6.3	Notices	50
	6.4	Jurisdiction; Service of Process	51
	6.5	Enforcement of Agreement	51
	6.6	Waiver; Remedies Cumulative	51

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6.7	Entire Agreement and Modification	52
6.8	Disclosure Schedules.	52
6.9	Assignments, Successors and No Third Party Rights	52
6.10	Severability	52
6.11	Construction	53
6.12	Time of Essence	53
6.13	Governing Law	53
6.14	Execution of Agreement	53
6.15	Shareholder Obligations	53
6.16	Representative of Seller and Shareholders.	53
6.17	Definitions and Usage	54

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated October 1, 2021, by and among WIDEPOINT CORPORATION, a Delaware corporation (“Buyer”), WYY FLORIDA SUB, INC., a Florida corporation and wholly-owned subsidiary of Buyer (“Buyer Sub”), IT AUTHORITIES, INC., a Florida corporation (“Seller”), JASON CARAS, a resident of the State of Florida (“Caras”), JASON POLLNER, a resident of the State of Florida (“J. Pollner”), and TAWNEE POLLNER, a resident of the State of Florida (“T. Pollner”) (Caras, J. Pollner and T. Pollner are referred to herein as “Shareholders”).

RECITALS

A. Seller is a leading managed services provider. Seller’s technology services include managed services, help desk, cloud services and security services that support its clients’ systems, networks and services.

B. Shareholders, through their respective trusts, own one million (1,000,000) shares of the common stock, par value one cent ($.01) per share, of Seller, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller. Seller desires to sell, and Buyer desires to cause Buyer Sub to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. SALE AND TRANSFER OF ASSETS; CLOSING

1.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer Sub, and Buyer shall cause the Buyer Sub to purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a) all Tangible Personal Property, including those items described in Schedule 1.1(a);

(b) all Accounts Receivable;

(c) all Seller Contracts, including those listed in Schedule 2.19(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(d) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 2.16(b);

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(e) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 1.2(g);

(f) all of the intangible rights and property of Seller, including Intellectual Property Assets, the name “IT Authorities,” going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 2.24(d), (e), (f) and (h);

(g) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(h) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Section 1.1(h); and

(i) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 1.2(d) and that are not excluded under Section 1.2(h).

(j) All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 1.4(a).

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all cash, cash equivalents and short-term investments;

(b) all minute books, stock Records and corporate seals;

(c) the shares of capital stock of Seller held in treasury;

(d) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 1.2(d);

(e) all insurance policies and rights thereunder (except to the extent specified in Schedules 1.1(g) and 1.1(h));

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(f) all of the Seller Contracts listed in Schedule 1.2(f);

(g) all personnel Records and other Records that Seller is required by law to retain in its possession;

(h) all claims for refund of Taxes and other governmental charges of whatever nature;

(i) all rights in connection with and assets of the Employee Plans;

(j) all rights of Seller under this Agreement, the Bill of Sale and Assignment and Assumption Agreement, and the Escrow Agreement; and

(k) the property and assets expressly designated in Schedule 1.2(k).

1.3 Consideration. The consideration for the Assets (the “Purchase Price”) will be (a) Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) plus or minus the Adjustment Amount; (b) warrants to purchase 75,000 shares of common stock of Buyer based on strike price of $5.33 per share (the “Exercise Price”), immediately exercisable, which expire four years from the Closing Date in the form attached as Exhibit A (the “Closing Warrants”); and (c) the assumption of the Assumed Liabilities. In accordance with Section 1.9(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer to Seller as follows: (a) Four Million Three Hundred Fifty Thousand Dollars ($4,350,000) by wire transfer; (b) Four Hundred Thousand Dollars ($400,000) paid to the escrow agent pursuant to the Escrow Agreement; and (c) the balance of the Purchase Price by the execution and delivery of the Closing Warrants and the Assignment and Assumption Agreement. The Adjustment Amount shall be paid in accordance with Section 1.10. Section 1.6 of this Agreement provides for additional, contingent earn-out payment which, if due, will also be consideration for the Assets.

1.4 Liabilities

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) that remains unpaid at and is not delinquent as of the Effective Time;

(ii) any trade account payable (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Effective Time that remains unpaid at and is not delinquent as of the Effective Time;

(iii) any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders outstanding as of the Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

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(iv) any Liability to Seller’s customers under written warranty agreements in the forms disclosed in Schedule 1.4(a)(iv) given by Seller to its customers in the Ordinary Course of Business prior to the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(v) any Liability arising after the Effective Time under the Seller Contracts described in Section 2.19(a) (other than any Liability arising under the Seller Contracts described on Schedule 1.4(a)(v) or arising out of or relating to a Breach that occurred prior to the Effective Time);

(vi) any Liability of Seller arising after the Effective Time under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

(vii) any Liability of Seller described in Schedule 1.4(a)(vii).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i) any Liability arising out of or relating to products or services of Seller to the extent provided prior to the Effective Time other than to the extent assumed under Section 1.4(a)(iii), (iv) or (v);

(ii) any Liability arising as a result of advance collection from customers prior to the Effective Time for services that will be provided by Buyers after the Effective Time except as specifically taken into account as a deduction for calculation of Closing Working Capital;

(iii) any Liability under any Contract assumed by Buyer pursuant to Section 1.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

(iv) (A) any Liability for Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Effective Time except as set forth on Schedule 1.4(a)(vii), (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(v) any Liability under any Contract not assumed by Buyer under Section 1.4(a), including any Liability arising out of or relating to Seller’s credit facilities, including credit cards, or any security interest related thereto;

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(vi) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;

(vii) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both as of the Effective Time;

(viii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(ix) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(x) any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;

(xi) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xii) any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xiii) any Liability arising out of any Proceeding pending as of the Effective Time;

(xiv) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xv) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xvi) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xvii) any Liability of Seller based upon Seller’s acts or omissions occurring prior to the Effective Time; and

(xviii) any Liability under any Lease or any Real Property;

1.5 Allocation. The Purchase Price shall be allocated in accordance with Schedule 1.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 1.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholders shall contend or represent that such allocation is not a correct allocation.

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1.6 Contingent Future Purchase Price Payment (Earn-Out Payments).

(a) Nature of Earn-Out Payment. As additional consideration for the Assets, Buyer shall pay Seller potential contingent payments (“Earn-Out Payments”), if any, pursuant to the terms and conditions of this Section 1.6.

As used in this Section 1.6(a), “Acquired Business” shall mean the assets and business acquired by Buyer and the liabilities assumed by Buyer pursuant to this Agreement, but shall exclude any business owned by Buyer prior to Closing and shall exclude any additional businesses acquired by Buyer in the future. For the purpose of calculating the Earn-Out Payments, if any, Buyer shall separately account for the financial results of the Acquired Business during the Measurement Period so that the financial results do not include the operating results of any other company, entity, business, segment or division, whether now owned or hereafter acquired by Buyer or its Affiliates, including any of the foregoing that is now or at any time hereafter included as part of or consolidated with the Acquired Business or any division of Buyer or its Affiliates under which the Acquired Business is organized.

(b) Measurement Periods. The periods for calculation of the Earn-Out Payments shall be as follows:

(i) During the 12-month period beginning on January 1, 2021 through December 31, 2021 (the “2021 Measurement Period”);

(ii) During the 12-month period beginning on January 1, 2022 (the “2022 Measurement Period”);

(iii) During the 12-month period beginning on January 1, 2023 (the “2023 Measurement Period”);

(iv) During the 12-month period beginning on January 1, 2024 (the “2024 Measurement Period,” and together with the 2021 Measurement Period, the 2022 Measurement Period and the 2023 Measurement Period, referred to as “Measurement Periods”).

(c) Calculation of EBITDA. The “EBITDA” from the Acquired Business for any Measurement Period shall mean the pre-tax income of the Acquired Business calculated according to GAAP except as modified by Schedule 1.6(c), consistently applied by Buyer, exclusive of interest expense for borrowed money, taxes based on income, amortization and depreciation. In determining such EBITDA:

(i) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term is defined in GAAP;

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(ii) EBITDA shall not include any gains, losses or profits realized from the sale of assets other than in the ordinary course of business; and

(iii) For the purpose of calculating EBITDA for the 2021 Measurement Period only, the pre-closing earnings and expenses of Seller between January 1, 2021 and the Closing Date (excluding earnings and expenses arising from and relating to the Contemplated Transactions), subject to the adjustments and limitations set forth on Schedule 1.6(c)(iii), will be included in EBITDA for the 2021 Measurement Period.

(d) Time and Method of Determination of EBITDA. As promptly as practical, and in any event not later than March 31 after the end of each Measurement Period and completion of audit by Buyer’s outside auditors, Buyer shall prepare and deliver to Seller (i) a statement setting forth its calculation of EBITDA from the Acquired Business during the Measurement Period (“EBITDA Statement”), and (ii) a calculation of the amount of the Earn-Out Payment, if any (“Buyer’s Calculation”). The EBITDA Statement and Buyer’s Calculation shall be conclusive and binding on the parties and the Earn-Out Payment, if any, set forth in Buyer’s Calculation shall be deemed final, unless Seller delivers to Buyer a notice specifying in reasonable details the respects in which it objects to the EBITDA Statement or Buyer’s Calculation (the “Objection Notice”) within thirty (30) days following Seller’s receipt thereof. In connection with Seller’s review of the EBITDA Statement and Buyer’s Calculation, Buyer shall cooperate and cause its agents and representatives to cooperate with Seller and its agents and representatives and shall provide such agents and representatives access to such books, records and information relating to the EBITDA Statement and Buyer’s Calculation as may be reasonably requested from time to time.

If Seller delivers a timely Objection Notice, Buyer, Seller and their respective accountants shall negotiate among themselves for a period of forty-five (45) days thereafter in an attempt to resolve the objections stated therein. If no resolution is reached within such 45-day period, then Buyer and Seller shall select an independent accounting firm mutually agreeable to both parties (the “Accounting Firm”) to review the books of the Acquired Business and related information to determine (“Independent Determination”) EBITDA during the Measurement Period (“Definitive EBITDA Statement”) and the calculation of the Earn-Out Payment. The Accounting Firm shall only review disputed items and must resolve each disputed item within the range between Buyer’s position and Seller’s position regarding the disputed item. The parties shall use commercially reasonable efforts to cause the Accounting Firm to deliver the Definitive EBITDA Statement and Definitive Calculation within thirty (30) days of its selection. The Definitive EBITDA Statement and Definitive Calculation shall be final and binding on the parties absent manifest error. Buyer and Seller shall each pay one-half of the costs of the Accounting Firm in connection with the Independent Determination.

(e) Time of Payment. The Earn-Out Payment shall be paid by Buyer to Seller within ten (10) days after the amount of EBITDA has been finally determined as provided in subsection 1.6(d) above.

(f) 2021 Earn-Out Payment. If the EBITDA of the Acquired Business during the 2021 Measurement Period equals or exceeds the 2021 Threshold Amount (as defined below), Buyer will pay Seller Two Hundred Fifty Thousand Dollars ($250,000) and will issue Seller warrants to acquire 75,000 shares of Buyer’s common stock, exercisable at any time prior to the fourth anniversary of the Closing Date, with a strike price equal to the Exercise Price, in the form of the Closing Warrants. If the EBITDA of the Acquired Business during the 2021 Measurement Period shall be less than the 2021 Threshold Amount, no 2021 Earn-Out Payment will be paid to Seller.

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The “2021 Threshold Amount” shall be an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) and excluding all income and expenses arising from the Contemplated Transactions. Notwithstanding the foregoing, in no event will the 2021 Threshold Amount be a negative number.

(g) 2022 Earn-Out Payment.

(i) Cash.

(a)

If the EBITDA of the Acquired Business during the 2022 Measurement Period is equal to or greater than One Million Six Hundred Fifty Thousand Dollars ($1,650,000), Buyer will pay Seller One Million Dollars ($1,000,000).

(b)

If the EBITDA of the Acquired Business during the 2022 Measurement Period is equal to or greater than One Million Four Hundred Eighty-Five Thousand Dollars ($1,485,000) and less than One Million Six Hundred Fifty Thousand Dollars ($1,650,000), Buyer will pay Seller Eight Hundred Thousand Dollars ($800,000).

(c)

If the EBITDA of the Acquired Business during the 2022 Measurement Period is equal to or greater than One Million Three Hundred Twenty Thousand Dollars ($1,320,000) and less than One Million Five Hundred Eight-Five Thousand Dollars ($1,485,000), Buyer will pay Seller Five Hundred Thousand Dollars ($500,000).

(d)	There will be no 2022 cash Earn-Out Payment if the EBITDA during the 2022 Measurement Period is less than One Million Three Hundred Twenty Thousand Dollars ($1,320,000).

(ii) Warrants.

(a)

If the EBITDA of the Acquired Business during the 2022 Measurement Period is equal to or greater than One Million Seven Hundred Twenty Thousand Dollars ($1,720,000), Buyer will pay to Seller warrants to purchase 150,000 shares of Buyer’s common stock.

(b)

If the EBITDA of the Acquired Business during the 2022 Measurement Period is equal to or greater than One Million Five Hundred Forty Thousand Dollars ($1,540,000) and less than One Million Seven Hundred Twenty Thousand Dollars ($1,720,000), Buyer will pay Seller warrants to purchase 120,000 shares of Buyer’s common stock.

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(c)

If the EBITDA of the Acquired Business during the 2022 Measurement Period is equal to or greater than One Million Three Hundred Seventy Thousand Dollars ($1,370,000) and less than One Million Five Hundred Forty Thousand Dollars ($1,540,000), Buyer will pay Seller warrants to purchase 75,000 shares of Buyer’s common stock.

(d)

If the Adjusted EBITDA of the Acquired Business during the 2022 Measurement Period is less than One Million Three Hundred Seventy Thousand Dollars ($1,370,000), no warrants will be paid in connection with the 2022 Earn-Out Payment.

(e)

All warrants issued in connection with the 2022 Measurement Period will expire March 31, 2026, will have a strike price equal to the Exercise Price, and will be issued in the form of the Closing Warrants.

(h) 2023 Earn-Out Payment.

(i) If the EBITDA of the Acquired Business during the 2023 Measurement Period equals or exceeds Two Million Two Hundred Thousand Dollars ($2,200,000), Buyer will pay Seller One Million Dollars ($1,000,000) and warrants to purchase 125,000 shares of Buyer’s common stock.

(ii) If the EBITDA of the Acquired Business during the 2023 Measurement Period is equal to or greater than Two Million Dollars ($2,000,000) and less than Two Million Two Hundred Thousand Dollars ($2,200,000), Buyer will pay Seller Eight Hundred Thousand Dollars ($800,000) and warrants to purchase 100,000 shares of Buyer’s common stock.

(iii) If the EBITDA of the Acquired Business during the 2023 Measurement Period is equal to or greater than One Million Eight Hundred Thousand Dollars ($1,800,000) but less than Two Million Dollars ($2,000,000), Buyer will pay Seller Five Hundred Thousand Dollars ($500,000) and warrants to purchase 62,500 shares of Buyer’s common stock.

(iv) If the EBITDA of the Acquired Business during the 2023 Measurement Period is less than One Million Eight Hundred Thousand Dollars ($1,800,000), no cash and no warrants will be due based on the 2023 Measurement Period.

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(v) All warrants issued in connection with the 2023 Measurement Period will expire March 31, 2027, will have a strike price equal to the Exercise Price, and will be issued in the form of the Closing Warrants.

(i) 2024 Earn-Out Payment.

(i) If the EBITDA of the Acquired Business during the 2024 Measurement Period equals or exceeds Two Million Six Hundred Thousand Dollars ($2,600,000), Buyer shall pay Seller One Million Dollars ($1,000,000) and warrants to purchase 125,000 shares of Buyer’s common stock.

(ii) If the EBITDA of the Acquired Business during the 2024 Measurement Period is equal to or greater than Two Million Four Hundred Thousand Dollars ($2,400,000) and less than Two Million Six Hundred Thousand Dollars ($2,600,000), Buyer shall pay Seller Eight Hundred Thousand Dollars ($800,000) and warrants to purchase 100,000 shares of Buyer’s common stock.

(iii) If the EBITDA of the Acquired Business during the 2024 Measurement Period is equal to or greater than Two Million Two Hundred Thousand Dollars ($2,200,000) and less than Two Million Four Hundred Thousand Dollars ($2,400,000), Buyer shall pay Seller Five Hundred Thousand Dollars ($500,000) and warrants to purchase 62,500 shares of Buyer’s common stock.

(iv) If the EBITDA of the Acquired Business during the 2024 Measurement Period is less than Two Million Two Hundred Thousand Dollars ($2,200,000), no cash or warrants will be due based on the 2024 Measurement Period.

(v) Warrants issued based upon the 2024 Measurement Period will expire March 31, 2028, will have a strike price equal to the Exercise Price, and will be issued in the form of the Closing Warrants.

(j) Warrants. All warrants issued pursuant to the Earn-Out shall have an exercise price equal to the Exercise Price and will be in the same form as the Closing Warrants. The number of shares and exercise price per share with respect to all warrants shall be equitably adjusted arising from any stock splits, recapitalization or similar events.

(k) Termination of Caras or Pollner. In the event that the Company terminates either Caras or J. Pollner from their employment with the Company without Cause or Caras or J. Pollner terminates their employment with the Company for Good Reason (with respect to “Cause” and “Good Reason,” as each are defined in the Caras/Pollner Employment Agreements, as applicable) prior to the end of a Measurement Period, then Buyer shall pay to Seller the maximum Earn-Out Payments for the Measurement Periods that have not yet been completed, regardless of whether actually earned, provided that such payments will be due ninety (90) days after the end of each applicable Measurement Period. For example, if Caras is terminated by the Company without Cause on January 1, 2023, the Company shall pay to Seller the maximum 2023 Earn-Out Payment on or before March 31, 2024 and 2024 Earn-Out Payment on or before March 31, 2025). (The 2022 Earn-Out Payment shall only be paid to the extent it is earned, if at all, because Caras was employed throughout the 2022 Measurement Period.)

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1.7 Interest on Money Paid to Seller from Escrow. Buyer shall pay Seller interest on the amount paid by the escrow agent to Seller from funds held pursuant to the Escrow Agreement at an interest rate of three and one-half percent (3.5%) per annum, simple interest.

1.8 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel in Jacksonville, Florida, simultaneously with execution and delivery of this Agreement. The Closing shall be effective for accounts and tax purposes, to the greatest extent possible, as of the Effective Time.

1.9 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller and Shareholders, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i) a bill of sale and assignment and assumption agreement for all of the Assets in the form of Exhibit B, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Bill of Sale and Assignment and Assumption Agreement”) executed by Seller;

(ii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(iii) employment agreements in the form of Exhibit C, executed by Caras and J. Pollner (the “Caras/Pollner Employment Agreements”);

(iv) Articles of Amendment to Seller’s Articles of Incorporation changing Seller’s name to remove “IT Authorities”;

(v) an escrow agreement in the form of Exhibit D, executed by Seller and each Shareholder and the escrow agent (the “Escrow Agreement”); and

(vi) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

(b) Buyer shall deliver to Seller and Shareholders, as the case may be:

(i) Four Million Three Hundred Fifty Thousand Dollars ($4,350,000) prior to adjustment on account of the Adjustment Amount by wire transfer to the account specified by Seller on Schedule 1.9(b)(i);

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(ii) the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of Four Hundred Thousand Dollars ($400,000) to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;

(iii) the Bill of Sale and Assignment and Assumption Agreement executed by Buyer;

(iv) the Caras/Pollner Employment Agreements executed by Buyer;

(v) the Closing Warrants; and

(vi) a certificate of the Secretary of Buyer and Buyer Sub certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and Buyer Sub and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer and Buyer Sub executing this Agreement and any other document relating to the Contemplated Transactions.

1.10 Adjustment Amount and Payment. The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Working Capital from Two Hundred Fifty Thousand Dollars ($250,000) (the “Target Working Capital”). If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Seller to an account specified by Buyer. If the Adjustment Amount is negative, the difference between the Closing Working Capital and the Initial Working Capital shall be paid by wire transfer by Buyer to an account specified by Seller. Within three (3) business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 1.11, Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 1.10.

1.11 Adjustment Procedure

(a) “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Assets as of that date. Customer prepayments for services to be provided in the future will be treated as deductions which reduce Working Capital.

(b) Buyer shall prepare financial statements (“Closing Financial Statements”) of Seller as of the Effective Time and for the period from the date of the Balance Sheet through the Effective Time in accordance with GAAP on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Balance Sheet, including the principles, policies and practices set forth on Schedule 1.11 except to the extent inconsistent with GAAP. Buyer shall then determine the Working Capital as of the Effective Time (the “Closing Working Capital”) based upon the Closing Financial Statements. Buyer shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Seller within sixty (60) days following the Closing Date.

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(c) If within thirty (30) days following delivery of the Closing Financial Statements and the Closing Working Capital calculation Seller has not given Buyer written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of Seller’s objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(d) If Seller duly gives Buyer such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to independent public accountants mutually acceptable to Buyer and Seller (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 1.11(b). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

2. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and each Shareholder represent and warrant, jointly and severally, to Buyer as follows:

2.1 Organization and Good Standing.

(a) Schedule 2.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Schedule 2.1(b).

(c) Except as disclosed on Schedule 2.1(c), Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

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2.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholders of the Escrow Agreement, the Caras/Pollner Employment Agreements and each other agreement to be executed or delivered by any or all of Seller and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors. Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(b) Except as set forth in Schedule 2.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any Shareholder, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii) result in any shareholder of Seller having the right to exercise dissenters’ appraisal rights.

(c) Except as set forth in Schedule 2.2(c), neither Seller nor any Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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2.3 Capitalization. The authorized equity securities of Seller consist of one million (1,000,000) shares of common stock, par value one cent ($.01) per share, of which one million (1,000,000) shares are issued and outstanding, five hundred thousand (500,000) and five hundred thousand (500,000) of which are owned by Tawnee Pollner and Jason Pollner, the Trustees of the Cletus & Family Trust and Jason Caras, Trustee of the Jason Caras Trust, respectively. Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

2.4 Financial Statements. Seller has delivered to Buyer: (a) a reviewed balance sheet of Seller as at December 31, 2020 (including the notes thereto, the “Balance Sheet”), and the related reviewed statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of CBIZ, Inc., independent certified public accountants; (b) unaudited balance sheets of Seller as at December 31 in each of the fiscal years 2018 through 2019, and the related reviewed statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto; and (c) an unaudited balance sheet of Seller as at August 31, 2021, (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in shareholders’ equity, and cash flows for the eight (8) months then ended, including in each case the notes thereto certified by Seller’s chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 2.4 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

2.5 Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether Seller is subject to that section or not), including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete, in all material respects, Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

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2.6 Sufficiency of Assets. Except as set forth in Schedule 2.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

2.7 No Owned Real Property. Seller does not have an ownership interest in any real estate.

2.8 Description of Leased Real Property. Schedule 2.8 contains a correct street address of all real estate interests in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

2.9 Title to Assets; Encumbrances.Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 2.9.

2.10 Condition of Facilities.

(a) Use of Seller’s leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted.

(b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 2.10(b), all Tangible Personal Property used in Seller’s business is in the possession of Seller.

2.11 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the Closing Financial Statement (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Financial Statement, will not represent a greater percentage of the Accounts Receivable reflected on the Closing Financial Statement than the reserve reflected on the Interim Balance Sheet represented of the Accounts Receivable reflected thereon and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, except as set forth on Schedule 2.11, to the Knowledge of the Seller, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. Except as set forth on Schedule 2.11, to the Knowledge of the Seller, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 2.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

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2.12 No Undisclosed Liabilities. Except as set forth in Schedule 2.12, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

2.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 2.13(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as provided in Schedule 2.13(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and Schedule 2.13(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 2019. Schedule 2.13(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 2.13(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 2.13(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 2.13(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Balance Sheet or in Schedule 2.13(c).

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(d) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

(iii) Consolidated Group. Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv) S Corporation. Seller is an S corporation as defined in Code Section 1361, and Seller is not and has not been subject to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code Section 1375.

(v) Substantial Understatement Penalty. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

2.14 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and to the Knowledge of Seller, no event has occurred or circumstance exists that may result in such a material adverse change.

2.15 Employee Benefits.

(a) Set forth in Schedule 2.15(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last two (2) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 2.15(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 2.15(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

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(b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c) Except as disclosed in Schedule 2.15(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 2.15(c) in a manner consistent with the Statement of Financial Accounting Standards No. 87. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

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(d) Except as disclosed in Schedule 2.15(d), no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

(e) Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(f) Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

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(h) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(i) There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(j) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 2.15(j).

(k) Except as required by Legal Requirements and as provided in Section 4.1(c), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(l) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(m) Except as provided in Section 4.1(c), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

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(n) With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:

(i) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(ii) Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

2.16 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Section 2.16(a):

(i) Seller is, and at all times since December 31, 2016, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Seller has not received, at any time since December 31, 2016, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 2.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 2.16(b) is valid and in full force and effect. Except as set forth in Schedule 2.16(b):

(i) Seller is, and at all times since December 31, 2016, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.16(b);

(ii) to Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 2.16(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 2.16(b);

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(iii) Seller has not received, at any time since December 31, 2016, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 2.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 2.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 2.17(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 2.17(a). There are no Proceedings listed or required to be listed in Schedule 2.17(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b) Except as set forth in Schedule 2.17(b):

(i) there is no Order to which Seller, its business or any of the Assets is subject; and

(ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

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(c) Except as set forth in Schedule 2.17(c):

(i) Seller is, and, at all times since December 31, 2016, has been in material compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii) to Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii) Seller has not received, at any time since December 31, 2016, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

2.18 Absence of Certain Changes and Events. Except as set forth in Schedule 2.18, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;

(b) amendment to the Governing Documents of Seller;

(c) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e) damage to or destruction or loss of any Asset, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $20,000;

(g) sale, lease or other disposition of any material Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

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(h) cancellation or waiver of any claims or rights with a value to Seller in excess of $20,000;

(i) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

(j) material change in the accounting methods used by Seller; or

(k) Contract by Seller to do any of the foregoing.

2.19 Contracts; No Defaults.

(a) Schedule 2.19(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of fifty thousand dollars ($50,000) annually;

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of fifty thousand dollars ($50,000) annually;

(iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of twenty thousand dollars ($20,000) annually;

(iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than twenty thousand dollars ($20,000) annually and with a term of less than one year);

(v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii) each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

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(ix) each power of attorney of Seller that is currently effective and outstanding;

(x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi) each Seller Contract for capital expenditures in excess of twenty thousand dollars ($20,000);

(xii) each Seller Contract not denominated in U.S. dollars;

(xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 2.19(a) sets forth the parties to the Contracts and the dates of the Contracts.

(b) Except as set forth in Schedule 2.19(b), no Shareholder has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(c) Except as set forth in Schedule 2.19(c):

(i) each Contract identified or required to be identified in Schedule 2.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) each Contract identified or required to be identified in Schedule 2.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

(iii) to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 2.19(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse effect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(d) Except as set forth in Schedule 2.19(d):

(i) Seller is, and at all times since December 31, 2016 has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

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(ii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since December 31, 2016, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv) to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v) Seller has not given to or received from any other Person, at any time since December 31, 2016, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

2.20 Insurance.

(a) Seller has delivered to Buyer:

(i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2020, a list of which is included in Schedule 2.20(a);

(ii) accurate and complete copies of all pending applications by Seller for policies of insurance; and

(iii) any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

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(b) Schedule 2.20(b) describes:

(i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

(iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Schedule 2.20(c) sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of twenty thousand dollars ($20,000), which sets forth:

(a)	the name of the claimant;

(b)	a description of the policy by insurer, type of insurance and period of coverage; and

(c)	the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Schedule 2.20(d):

(i) all policies of insurance to which Seller is a party or that provide coverage to Seller:

(a)	are valid, outstanding and enforceable;

(b)	are issued by an insurer that is financially sound and reputable;

(c)

taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and

(d)	are sufficient for compliance with all Legal Requirements and Seller Contracts;

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    (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(iv) Seller has given notice to the insurer of all claims that may be insured thereby.

2.21 Environmental Matters. Except as disclosed in Schedule 2.21:

(a) Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. To the Knowledge of Seller, neither Seller nor any Shareholder has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c) Neither Seller nor any Shareholder has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

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(d) Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

2.22 Employees.

(a) Schedule 2.22(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2020; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b) Schedule 2.22(b) states the number of employees terminated by Seller since December 31, 2020, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; and (ii) the reason for such termination, layoff or reduction in hours.

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(c) Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated six (6) employees.

(d) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

2.23 Labor Disputes; Compliance.

(a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as disclosed in Schedule 2.23(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2016, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

2.24 Intellectual Property Assets.

(a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

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(i) Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works;

(v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b) Schedule 2.24(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $5,000 under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c) (i) Except as set forth in Schedule 2.24(c), the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 2.24(c).

(ii) Except as set forth in Schedule 2.24(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(d) (i) Schedule 2.24(d) contains a complete and accurate list and summary description of all Patents.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

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(iii) To the Knowledge of Seller, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.

(iv) Except as set forth in Schedule 2.24(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used or sold under the Patents have been marked with the proper patent notice.

(e) (i) Schedule 2.24(e) contains a complete and accurate list and summary description of all Marks.

(ii) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v) No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) (i) Schedule 2.24(f) contains a complete and accurate list and summary description of all Copyrights.

(ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(iii) No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

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(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).

(iii) Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h) (i) Schedule 2.24(h) contains a complete and accurate list and summary description of all Net Names.

(ii) All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v) No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

2.25 Privacy and Data Security

(a) Seller complies and at all times in the past five (5) years has complied, in all material respects with all of the following: (A) Privacy Laws; (B) rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard (PCI-DSS); (C) industry standards, guidelines, and best practices, including the National Institute of Standards and Technology (NIST) Cybersecurity Framework; (D) Seller Privacy and Data Security Policies; and (E) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any Contract to which Seller is a party or otherwise bound as of the date hereof.

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(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the transfer of all Personal Information in the possession or control of Seller to Buyer or its Subsidiaries, do not and will not: (A) conflict with or result in a violation or breach of any Privacy Laws or Seller Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for Seller; or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) No disclosure or representation made or contained in any Seller Privacy and Data Security Policy has been materially inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any material omission), and the practices of the with respect to the Processing of Personal Information conform, and at all times in the past five (5) years have conformed, to Seller Privacy and Data Security Policies that govern the use of such Personal Information in all material respects. Seller has delivered or made available to Buyer true, complete, and correct copies of all Seller Privacy and Data Security Policies that are currently or in the past five (5) years were in effect.

(d) In the past five (5) years, except as set forth in Section 2.25(d) of the Disclosure Schedules, (A) no Personal Information in the possession or control of Seller has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or Processing (a “Security Incident”), and (B) Seller has not notified and, there has been no facts or circumstances that would require Seller to notify, any Governmental Authority or other Person of any Security Incident.

(e) In the past five (5) years, except as set forth in Section 2.25(e) of the Disclosure Schedules, Seller has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action relating to, any actual, alleged, or suspected Security Incident or violation of any Privacy Law involving Personal Information in the possession or control of Seller, or held or Processed by any vendor, processor, or other third party for or on behalf of Seller.

2.26 Information Technology.

(a) Technology Systems are either owned by, or licensed or leased to, Seller. No action will be necessary as a result of the transaction effected by this Agreement to enable use of the Technology Systems to continue to the same extent and in the same manner that it has been used prior to the Closing Date. All royalties and other payments due under such licenses or leases have been paid when due and, so far as Seller is aware, they are not in material breach of any obligations owed under such licenses or leases or under its arrangements with third parties for maintenance or support of the Technology Systems.

(b) Technology Systems are either owned by, or licensed or leased to, Seller. All royalties and other payments due under such licenses or leases have been paid when due and, so far as Seller is aware, they are not in material breach of any obligations owed under such licenses or leases or under its arrangements with third parties for maintenance or support of the Technology Systems.

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(c) Except as disclosed in Schedule 2.26(c) of Seller Disclosure Schedules (i) the Technology Systems (for a period of 18 months prior to the Closing Date) have not suffered unplanned disruption causing a material adverse effect of the business of Seller; (ii) except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any charge, mortgage or security interest; and (iii) Access to business critical parts of the Technology Systems is not shared with any third party.

(d) Seller has not received notice of and is not aware of any material circumstances including, without limitation, the execution of this Agreement, which would enable any third party to terminate any of Seller’s agreements or arrangements relating to the Technology Systems (including maintenance and support).

(e) Seller has, in accordance with good industry practice, taken measures to protect the internal and external security and integrity of the Technology Systems and the data they contain including, without limitation, procedures preventing unauthorized access, the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data.

(f) Schedule 2.26(f) of the Disclosure Schedules sets forth a true and complete list of all the material third-party agreements, licenses, and leases related to the Technology Systems. In particular, Schedule 2.26(f) of the Disclosure Schedules sets forth a true and complete list of all maintenance and support contracts for the Technology Systems.

(g) Details of the disaster recovery and business continuity arrangements for the Acquired Companies are disclosed in Schedule 2.26(g) of the Disclosure Schedules.

(h) Seller has not received notice of and is not aware of any material circumstances including, without limitation, the execution of this Agreement, which would enable any third party to terminate any of Seller’s and/or its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

2.27 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a) Seller and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100) in the aggregate to any one individual in any year) or any commission payment payable to::

(i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(ii) any political party or official thereof;

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(iii) any candidate for political or political party office; or

(iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b) Except as set forth in Schedule 2.27(b), Seller has made all payments to Third Parties by check mailed to such Third Parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c) Each transaction is properly and accurately recorded on the books and Records of Seller, and each document upon which entries in Seller’s books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

(d) Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(e) Except as set forth in Schedule 2.27(e), Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in Schedule 2.27(e), during the last five (5) years, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

2.28 Relationships with Related Persons. Except as disclosed in Schedule 2.28, neither Seller nor any Shareholder nor any Related Person of any of them has, or since December 31, 2019 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller nor any Shareholder nor any Related Person of any of them owns, or since December 31, 2019, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 2.28, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 2.28, neither Seller nor any Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

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2.29 Brokers or Finders. Except as set forth on Schedule 2.29, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions, other than an investment banking fee for Hyde Park Capital Partners.

2.30 Private Placement; Risk of Loss of Investment. The Warrants (and the shares of common stock underlying the Warrants the “Warrant Shares”)) are being acquired for investment only and with no present intention of distributing any of the Warrants or the Warrant Shares in violation of the applicable securities laws, or pursuant to any arrangement or understanding with any other persons regarding the distribution of the Warrants or the Warrant Shares. Seller and the Shareholders have been advised and understand that none of the Warrants or the Warrant Shares have been registered under the Securities Act or under the “blue sky” or similar laws of any jurisdiction and that they may be resold only if registered pursuant to the provisions of the Securities Act and such other laws, if applicable, if an exemption from registration is available. Seller and the Shareholders have been advised and understand that Buyer, in issuing the Warrants, is relying upon, among other things, the representations and warranties of herein in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act. The Seller and the Shareholders (and each trustee of each Shareholder) are each an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and is able to bear the risk of its investment in the Warrants and the Warrant Shares. The Seller and each Shareholder have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Warrants and the Warrant Shares. Each Shareholder and their respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of Buyer and its subsidiaries and all materials relating to the offer and sale of the Warrants and the Warrant Shares, in each case that have been requested. Each Shareholder and their advisors, if any, have been afforded the opportunity to ask such questions of Buyer as they deem appropriate for purposes of the investment contemplated hereby. Each Shareholder acknowledges that they have been provided a copy (or has provided access through the Securities and Exchange Commission’s EDGAR) of Buyer’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent filed Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021. The Seller and each Shareholder understands that its purchase of the Warrants, and, if applicable, the Warrant Shares involves a high degree of risk and that the Seller and Shareholders may lose their entire investment in the Warrants, and, if applicable, the Warrant Shares, and the Seller and each Shareholder further acknowledges and agrees that it can afford to do so without material adverse consequences to its financial condition. The Seller and each Shareholder is not relying on, and does not have, any information provided by Buyer and its subsidiaries, except to the extent provided this Section 2.30. Each Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrants, or the Warrant Shares or the fairness or suitability of an investment in the Warrants, or the Warrant Shares nor have such authorities passed upon or endorsed the merits thereof. Each Shareholder (and trustee of each Shareholder) is a resident of, or is organized under the laws of, the State of Florida.

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2.31 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

2.32 Disclosure.

(a) No representation or warranty or other statement made by Seller or any Shareholder in this Agreement, the Disclosure Schedules, any supplement to the Disclosure Schedules, the certificates delivered pursuant to Section 1.9(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedules.

3. Representations and Warranties of Buyer

Buyer and Buyer Sub, jointly and severally, represent and warrant to Seller and Shareholders as follows:

3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted. Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida

3.2 Authority; No Conflict

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms. Upon the execution and delivery by Buyer and/or Buyer Sub of the Assignment and Assumption Agreement, the Escrow Agreement, the Caras/Pollner Employment Agreements, the Closing Warrants, and each other agreement to be executed or delivered at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer and/or Buyer Sub, as applicable, enforceable against Buyer and/or Buyer Sub, as applicable, in accordance with its respective terms. Buyer and Buyer Sub have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

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(b) Neither the execution and delivery of this Agreement by Buyer or Buyer Sub nor the consummation or performance of any of the Contemplated Transactions by Buyer or Buyer Sub will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Governing Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer or Buyer Sub may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer or Buyer Sub may be bound.

Buyer and Buyer Sub are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or Buyer Sub and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

3.4 Brokers or Finders. Neither Buyer or Buyer Sub nor any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4. Additional Covenants

4.1 Employees and Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

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(b) Salaries and Benefits.

(i) To the extent required under the Employee Plans in effect prior to the Effective Time or required pursuant to a Legal Requirement, Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(c) Seller’s Retirement and Savings Plans.

(i) All Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Active Employees become eligible therefor under such plans. All Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

(ii) Seller will cause its savings plan to be amended in order to provide that the Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

(d) No Transfer of Assets. Neither Seller nor Shareholders nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(e) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 4.1 as may be necessary to carry out the arrangements described in this Section 4.1.

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(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 4.1.

(iii) If any of the arrangements described in this Section 4.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

4.2 Payment of all Taxes Resulting from Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

4.3 Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 4.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any contingent purchase price or earn-out payment.

4.4 Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement until Seller’s payment, or Seller provides Buyer with evidence of adequate provision for the payment, of all of its obligations pursuant to Sections 4.2 and 4.3 and, thereafter, Seller shall not dissolve, or make any distribution of more than 95% of the proceeds received pursuant to this Agreement until thirty (30) days after the completion of all adjustment procedures contemplated by Section 1.11.

4.5 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

4.6 Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or any Shareholder.

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4.7 Noncompetition, Nonsolicitation and Nondisparagement.

(a) Noncompetition. For a period of five (5) years after the Closing Date, neither the Seller nor any Shareholder (in an individual capacity or in the capacity as a trust) shall, anywhere in the United States of America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the managed services business (including without limitation cloud services, help desk services and security services) (“Competing Business”), provided, however, that Seller and/or any Shareholder may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b) Nonsolicitation. For a period of five (5) years after the Closing Date, neither the Seller nor any Shareholder (in an individual capacity or in the capacity as a trust) shall, directly or indirectly:

(i) solicit the business of any Person who is a customer of Buyer in connection with a Competing Business;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c) Nondisparagement. After the Closing Date, neither the Seller nor any Shareholder (in an individual capacity or in the capacity as a trust) will disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 4.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 4.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 4.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller or any Shareholder.

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4.8 Customer and Other Business Relationships. After the Closing and so long as Caras or J. Pollner is employed by Buyer, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and such executives shall be reimbursed for actual business expenses in accordance with applicable written policies and guidelines of the Company for any such activities. Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

4.9 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholders and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

4.10 Change of Seller’s Name. Immediately following Closing, Seller will change its name to remove all references to “IT Authorities” from the name.

4.11 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

5. Indemnification; Remedies

5.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, the certificates delivered pursuant to Section 1.9 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 5.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

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5.2 Indemnification and Reimbursement by Seller and Shareholders. After the Closing, Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller or any Shareholder in (i) this Agreement, (ii) any transfer instrument or (iii) any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller or any Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d) [Reserved];

(e) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

(f) any Employee Plan established or maintained by Seller; or

(g) any Retained Liabilities.

5.3 Indemnification and Reimbursement by Seller—Environmental Matters. In addition to the other indemnification provisions in this Article 5, Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

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(b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 5.3. The procedure described in Section 5.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 5.3.

5.4 Indemnification and Reimbursement by Buyer. After the Closing, Buyer will indemnify and hold harmless Seller, each Shareholder, and their respective Representatives, owners, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d) any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Active Employees subsequent to the Closing; or

(e) any Assumed Liabilities.

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5.5 Limitations on Amount – Seller and Shareholders. Seller and Shareholders shall have no liability (for indemnification or otherwise) with respect to claims under Section 5.2(a) until the total of all Damages with respect to such matters exceeds Seventy-Five Thousand dollars ($75,000) (the “Basket”) and then only for the amount by which such Damages exceed the Basket. However, this Section 5.5 will not apply to claims under Sections 5.2(b) through 5.2(h) or to matters arising in respect of Sections 2.2 (Enforceability Authority; No Conflict), 2.9 (Title to Assets; Encumbrances), 2.13 (Taxes), 2.21 (Environmental Matters), 2.28 (Relationships with Related Persons), or 2.29 (Brokers) or to any Breach of any of Seller’s and Shareholders’ representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller or any Shareholder of any covenant or obligation (collectively, the “Fundamental Representations”), and Seller and the Shareholders will be jointly and severally liable for all Damages with respect to such Breaches. The maximum aggregate of all amounts to which Buyer Indemnified Persons shall be entitled to recover under Section 5.2(a), other than the Fundamental Representations, shall in no event exceed One Million Dollars ($1,000,000) (the “Indemnity Cap”), and with respect to the Fundamental Representations and claims under Sections 5.2(b) through 5.2(d), the maximum aggregate of all amounts to which Buyer Indemnified Persons shall be entitled to recover shall in no event exceed the Purchase Price.

5.6 Limitations on Amount – Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 5.4(a) until the total of all Damages with respect to such matters exceeds the Basket and then only for the amount by which such Damages exceed the Basket. However, this Section 5.6 will not apply to claims under Sections 5.4(b) through 5.4(e) or matters arising in respect of Section 3.4 (Brokers) or to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches. The maximum aggregate of all amounts to which Seller Indemnified Persons shall be entitled to recover under Section 5.4(a) shall in no event exceed the Indemnity Cap, and with respect to claims under Sections 5.4(b) through 5.4(e) or matters arising in respect of Section 3.4 (Brokers), the maximum aggregate of all amounts to which Seller Indemnified Persons shall be entitled to recover shall in no event exceed the Purchase Price.

5.7 Time Limitations.

(a) If the Closing occurs, Seller and Shareholders will have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty (other than the Fundamental Representations and the representations made in Section 2.15 (Employee Benefits), as to which a claim may be made at any time), only if on or before October 1, 2022, Buyer notifies Seller or Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date or (ii) a representation or warranty (other than that set forth in Section 3.4, as to which a claim may be made at any time), only if on or before October 1, 2022, Seller or Shareholders notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholders.

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5.8 Right of Setoff; Escrow. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article 5 against amounts otherwise payable under Section 1.6 or may give notice of a claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

5.9 Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 5.2, 5.3 (to the extent provided in the last sentence of Section 5.3) or 5.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 5.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

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(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) With respect to any Third-Party Claim subject to indemnification under this Article 5: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 5, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

5.10 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

5.11 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 5 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

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6. General Provisions

6.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

6.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholders nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Shareholders has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Shareholders, that any Confidential Information of Buyer has been disclosed to Seller, Shareholders or their Representatives or that Seller, Shareholders or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

6.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller: IT Authorities

Attention: Jason Caras

E-mail address: jcaras@itauthorities.com

with a mandatory copy to:

Bradley Arant Boult Cummings LLP

100 North Tampa Street, Ste 2200

Tampa, FL 33602

Attention: Troy M. Carnrite

E-mail address: tCarnrite@bradley.com

Shareholders: Jason Caras & Tawnee Pollner

Attention: Jason Caras & Tawnee Pollner

E-mail address: jcaras@itauthorities.com

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Buyer or Buyer Sub:

WidePoint Corporation

Attention: Kellie Kim

Chief Financial Officer

Fax no.: 703.848.3560

E-mail address: Kelliek@widepoint.com

with a mandatory copy to:

Foley & Lardner LLP

One Independent Dr., Suite 1300

Jacksonville, FL 32202

Attention: John Wolfel

Fax no.: 904.359.8700

E-mail address: jwolfel@foley.com

6.4 Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the Commonwealth of Virginia, County of Fairfax, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, Alexandria Division, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

6.5 Enforcement of Agreement. Seller and Shareholders acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Shareholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

6.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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6.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

6.8 Disclosure Schedules.

(a) The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) The statements in the Disclosure Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

6.9 Assignments, Successors and No Third Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 6.9.

6.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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6.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedules.

6.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

6.13 Governing Law. This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts-of-laws principles that would require the application of any other law.

6.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

6.15 Shareholder Obligations. The liability of each Shareholder hereunder shall be joint and several with Seller and with the other Shareholder. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholders jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholders shall be jointly and severally liable with Seller for the indemnities set forth in Article 5.

6.16 Representative of Seller and Shareholders.

(a) Seller and each Shareholder hereby constitutes and appoints J. Pollner as their representative (“Selling Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i) to act on behalf of each of them in the absolute discretion of the Selling Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 1.9(a)(i); (B) act pursuant to Section 1.11 with respect to any Purchase Price adjustment; (C) act under the Escrow Agreement; (D) consent to the assignment of rights under this Agreement in accordance with Section 6.9; (E) give and receive notices pursuant to Section 6.3; (F) accept service of process pursuant to Section 6.4; (G) resolve, compromise and settle all claims for indemnification pursuant to Article 5 and any related matters; and (H) act in connection with any matter as to which Seller and each of the Shareholders, jointly and severally, have obligations, or are Indemnified Persons, under Article 5; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 6.16.

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This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of either of the Shareholders or Seller or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. Each Shareholder and Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Section 6.16. Each of the Shareholders and Seller agree that the Selling Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Selling Parties Representative in good faith hereunder, and each of the Shareholders shall, on a proportionate basis in accordance with his or her ownership interest in Seller, indemnify and hold the Selling Parties Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Selling Parties Representative may sustain as a result of any such action or omission by the Selling Parties Representative hereunder.

(b) Buyer and the escrow agent designated in the Escrow Agreement shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and neither Buyer nor such escrow agent shall be liable to either of the Shareholders or Seller for any action taken or omitted to be taken by Buyer or such escrow agent in such reliance.

6.17 Definitions and Usage

(a) Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section (a):

“Accounting Firm” – as defined in Section 1.6(d).

“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“2021 Measurement Period” – as defined in Section 1.6(b)(i).

“2021 Threshold Amount” – as defined in Section 1.6(f).

“2022 Measurement Period” – as defined in Section 1.6(b)(ii).

“2023 Measurement Period” – as defined in Section 1.6(b)(iii).

“2024 Measurement Period” – as defined in Section 1.6(b)(iv).

“Acquired Business” – as defined in Section 1.6(a).

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“Adjustment Amount” – as defined in Section 1.10.

“Assets” – as defined in Section 1.1.

“Assumed Liabilities” – as defined in Section 1.4(a).

“Balance Sheet” – as defined in Section 2.4.

“Basket” – as defined in Section 5.5.

“Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale and Assignment and Assumption Agreement” – as defined in Section 1.9(a)(i).

“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in Tampa, Florida are permitted or required to be closed.

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” – as defined in Section 5.2.

“Buyer’s Calculation” – as defined in Section 1.6(d).

“Caras/Pollner Employment Agreements” – as defined in Section 1.9(a)(iii).

“Closing” – as defined in Section 1.8.

“Closing Date” – as of the date of this Agreement.

“Closing Financial Statements” – as defined in Section 1.11(b).

“Closing Warrants” – as defined in Section 1.3.

“Closing Working Capital” – as defined in Section 1.11(b).

“COBRA” – as defined in Section 2.15(f).

“Code” – the Internal Revenue Code of 1986.

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“Confidential Information” – includes any and all of the following information of Seller, Buyer or Shareholders that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Shareholders, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information shall still be considered Confidential Information of that Disclosing Party to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Shareholders hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

“Consent” – any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

“Contract” – any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

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“Copyrights” – as defined in Section 2.24(a)(iii).

“Damages” – as defined in Section 5.2.

“Definitive EBITDA Statement” – as defined in Section 1.6(d).

“Disclosure Schedules” – the disclosure schedules delivered by Seller and Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

“Earn-Out Payments” – as defined in Section 1.6(a).

“EBITDA Statement” – as defined in Section 1.6(d).

“Effective Time” – 12:01 a.m. on the Closing Date.

“Employee Plans” – as defined in Section 2.15(a).

“Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

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(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” – any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” – the Employee Retirement Income Security Act of 1974.

“Escrow Agreement” – as defined in Section 1.9(a)(v).

“Exchange Act” – the Securities Exchange Act of 1934.

“Excluded Assets” – as defined in Section 1.2.

“Exercise Price” – as defined in Section 1.3.

“Facilities” – any leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 2.21 and 5.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller.

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“Fundamental Representations” – as defined in Section 5.5.

“GAAP” – generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 2.4 were prepared.

“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679).

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” – any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

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“Hazardous Material” – any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” – all buildings, structures, fixtures and improvements located on the land or included in the Assets, including those under construction.

“Indemnified Person” – as defined in Section 5.9.

“Indemnifying Person” – as defined in Section 5.9.

“Indemnity Cap” – as defined in Section 5.5.

“Independent Accountants” – as defined in Section 1.11(d).

“Independent Determination” – as defined in Section 1.6(d).

“Initial Working Capital” – as defined in Section 1.11(a).

“Intellectual Property Assets” – as defined in Section 2.24(a).

“Interim Balance Sheet” – as defined in Section 2.4.

“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) that individual is actually aware of that fact or matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation with the senior management of Seller, including the Shareholders, regarding the accuracy of any representation or warranty contained in this Agreement.

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A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual. For avoidance of doubt, Seller’s Knowledge includes all knowledge of the Shareholders.

“Lease” – any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” – as defined in Section 2.24(a)(i).

“Measurement Periods” – as defined in Section 1.6(b)(iv).

“Objection Notice” – as defined in Section 1.6(d).

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

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(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Part” – a part or section of the Disclosure Schedules.

“Patents” – as defined in Section 2.24(a)(ii).

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Privacy Laws” means all applicable Laws, Governmental Orders, and guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018 (the CCPA), the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the GDPR, and all other similar international, federal, state, provincial, and local Laws.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

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“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Purchase Price” – as defined in Section 1.3.

“Real Property” – the land and Improvements and all appurtenances thereto.

“Real Property Lease” – any ground lease or Space Lease.

“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” –

With respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

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“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” – as defined in Section 1.4(b).

“SEC” – the United States Securities and Exchange Commission.

“Securities Act” – as defined in Section 2.3.

“Seller” – as defined in the first paragraph of this Agreement.

“Seller Contract” – any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller Indemnified Persons” – as defined in Section 5.3.

“Seller Privacy and Data Security Policies” means all of Seller’s and its Subsidiaries’ past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

“Shareholders” – as defined in the first paragraph of this Agreement.

“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

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“Space Lease” – any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Working Capital” – as defined in Section 1.10.

“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology Systems” - the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by Seller.

“Third Party” – a Person that is not a party to this Agreement.

“Third-Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

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“Threat of Release” – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“WARN Act” – as defined in Section 2.22(c).

(b) Usage

(i) Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

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(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

“Warrant Shares” – as defined in Section 2.30.

“Warrants” – shall mean the Closing Warrants and any warrants potentially issuable pursuant to the Earn-Out.

(ii) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(iii) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

WIDEPOINT CORPORATION

By	/s/ Jin Kang
Name:	Jin Kang
Title:	President and CEO

BUYER SUB:

WYY FLORIDA SUB, INC.

By	/s/ Jin Kang
Name:	Jin Kang
Title:	President

SELLER:

IT AUTHORITIES, INC.

By	/s/ Jason Caras
Name:	Jason Caras
Title:	CEO

SHAREHOLDERS:

/s/ Jason Caras
JASON CARAS, in the capacity as trustee of the Jason Caras Trust

/s/ Jason Caras
JASON CARAS, individually

/s/ Jason Pollner
JASON POLLNER, in the capacity as trustee of the Cletus & Family Trust

/s/ Jason Pollner
JASON POLLNER, individually

/s/ Tawnee Pollner
TAWNEE POLLNER, in the capacity as trustee of the Cletus & Family Trust

/s/ Tawnee Pollner
TAWNEE POLLNER, individually

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